Exhibit 99


For Immediate Release                   Contact: Rick DeLisi
July 28, 2003             Director, Corporate Communications
Page 1 of 3                                   (703) 650-6550

         Atlantic Coast Airlines Announces Plans to
            Establish Independent Low-Fare Airline
    Company Anticipates Ending Service As United Express
  In Favor of All-Jet Operation Based At Washington Dulles

Dulles, VA, (July 28, 2003) - Atlantic Coast Airlines (ACA) (NASDAQ/NM: ACAI) today announced it anticipates that its longstanding relationship with United Airlines will end, and that it will establish a new, independent low-fare airline to be based at Washington Dulles International Airport.

The Company's decision to independently operate as a low-fare carrier is the result of an extensive evaluation of changes in the passenger airline industry that the Company has conducted over the past two years. As part of that evaluation and for contingency planning purposes, the Company began to explore alternatives to its United Express operations after United's bankruptcy filing. The Company believes that its dedicated employees, fleet of 85 50-seat jets, Dulles-based infrastructure, strong capital base, and extensive operational and market planning/scheduling experience represent a substantial competitive advantage and provide a firm foundation on which to build a new independent low-fare airline.

Atlantic Coast Airlines Chairman and Chief Executive Officer Kerry Skeen said, "We are extremely excited about the challenges that lie ahead and are actively moving forward with the launch of our new low-fare carrier. Our company will offer a product based on what today's consumers are demanding-low, simple fares, excellent service and convenient schedules featuring frequent departures and flexible ticketing rules. We are confident that as an independent carrier we will be able to offer better overall value and service for consumers and the communities we will serve." He added, "We strongly believe today's announcement is the beginning of a bright, new long-term future for our company."

In addition to its 50-seat jets that would be used on routes of up to 1,000 miles, the Company has selected Skyworks Capital to assist it in the acquisition of larger aircraft that would allow service on longer routes. The Company is continuing to explore whether it would utilize Airbus or Boeing aircraft.

Consistent  with  the  Company's  plans  to  operate  as  an independent low-fare airline, it also has been in discussions with other airlines regarding potential code share opportunities in which the Company would remain independent and operate under its own brand.


In order to provide the needed infrastructure to compete as an independent operation, the Company is finalizing an agreement with Navitaire for the use of its Open Skies reservation system, and has engaged GKV Communications to handle its advertising and marketing campaigns.

The Company anticipates that it will formally announce detailed consumer marketing and branding plans for the new low-fare airline in the near future-with a complete advertising program expected to be introduced to the public approximately 60 days before the first day of service. ACA's commencement of service as an independent airline depends on the terms and timing of its disengagement as a United Express carrier, which cannot be projected at this time. United has the option under bankruptcy rules to assume the existing United Express Agreement by agreeing to honor all terms in full or to reject the agreement. The Company's plan to operate an independent low-fare airline is based on its expectation that United will reject the United Express Agreement. Until such time, ACA intends to continue to fulfill its obligations under its present United Express Agreement.

All ACA/United Express operations continue at this time without interruption, and operating revenues from United are expected to continue until the final ACA/United Express flights are completed.

ACA's Delta Connection operation, based in Cincinnati and Boston, is expected to remain unaffected by any of these developments.

Statements in this press release and by Company executives regarding its implementation of new business strategies and its relationship with United Airlines, Inc., as well as regarding operations, earnings, revenues and costs, represent forward-looking information. A number of risks and uncertainties exist which could cause actual results to differ materially from these projected results. Such risks and uncertainties include, among others: United's option under bankruptcy rules to assume or reject the existing United Express Agreement, and the fact that the Company cannot predict the timing or outcome of United's decision process; the timing and impact on the Company's ability to operate an independent airline of any disengagement by the Company as a United Express carrier under the United Express Agreement or pursuant to bankruptcy court proceedings; the continued financial health of Delta Air Lines, Inc.; the ability to acquire and obtain financing for any additional aircraft intended to be operated under its new business plan and other possible consequences of credit evaluations of the Company's new business plan; the ability to efficiently transition out of the United Express program;
unanticipated events or circumstances that could impact the Company's ability to implement its new business strategy; the revenue and cost assumptions utilized in developing the Company's new business strategy; reactions from competitors, which may include pricing and service decisions in markets where the Company may operate; general economic and industry conditions; additional acts of war; and risks and uncertainties arising from the events of September 11, the impact of the outbreak of Severe Acute Respiratory Syndrome on travel and from the slow economy, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in ACAI's Annual Report on Form 10-K for the year ended December 31, 2002 and in its Quarterly Report on Form 10-Q for the three-month period ended March 31, 2003. These statements are made as of July 28, 2003 and ACA undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

ACA currently operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The Company has a total fleet of 148 aircraft-including 118 jets-and offers over 840 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 4,800 aviation professionals. The common stock of parent company Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.